Exhibit 5.1

November 20, 2007

Lucas Energy, Inc.

3000 Richmond Avenue, Suite 400

Houston, Texas 77040

Dear Sirs:

We have acted as counsel to Lucas Energy, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 5,671,938 shares of common stock (the "Shares"), par value $0.001 per share (the "Common Stock"), of the Company, of which (i) 2,000,000 shares (the "Investor Shares") which were issued to various individuals for investment into the Company and 2,990,000 (ii) shares (the "Warrant Shares") are issuable upon exercise of currently outstanding warrants, issued to the holders of the Warrants during 2007.

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

We further assume that (i) the Investor Shares and the Warrant Shares issued will be issued in accordance with the terms of the Warrants.

Based upon the foregoing, it is our opinion that (i) the Warrant Shares will be, when sold, paid for and issued as contemplated by the terms of the applicable Warrants, validly issued and fully paid and nonassessable.

This opinion is limited to the provisions of the Nevada Revised Statutes and General Corporation Law.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Validity of Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

DIETERICH & MAZAREI

/s/ Christopher H. Dieterich

Christopher H. Dieterich

for the firm

Counsel to Lucas Energy, Inc.